EXHIBIT 10.19

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into effective as of August 6th, 2019 by and between Petrolia Energy Corporation, a Texas Corporation, whose mailing address is 710 N. Post Oak Rd, Suite 512, Houston, Texas 77024 (the “Seller”) and FlowTex Energy LLC., a Texas Limited Liability Company whose mailing address is 515 Congress Avenue #1790 Austin, Texas 78701 (the “Purchaser”).

BACKGROUND

The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of Seller’s right, title and interest, believed to be one hundred percent (100%) Working Interest, carrying an undivided eighty three percent (83%) Net Revenue Interest (NRI%) of eight-eights (8/8ths) leasehold in the Noack Farms, Minerva Lease and all related leases and assets located in Milam County, Texas, which are more specifically described in Exhibit A attached hereto and incorporate herein (collectively, herein called the “Noack Field Assets”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for value received, the parties hereto agree to the following terms and conditions:

Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), the Purchaser hereby agrees to purchase, acquire and accept from Seller, and Seller hereby agrees to sell, transfer, assign, convey and deliver to the Purchaser, all of the Seller’s right, title and interest in and to the NOACK Field Assets, believed to be not less than an undivided eighty three percent (83%) leasehold net revenue interest (“NRI”); a one hundred percent (100%) Working Interest in the NOACK Field Assets.

Purchase Price. Subject to the conditions set forth in this Agreement, the total purchase price (“Purchase Price”) for the NOACK Field Assets to be paid by the Purchaser to the Seller for the NOACK Field Assets shall be the sum of $400,000.00. payable as follows:

►	$20,000	paid on August 15th, 2019 (5% deposit);

►	$355,000	paid on or by August 30th, 2019; (Closing)

►	$25,000	paid on or by August 30th, 2020 (balance)

Closing. Subject to the conditions set forth in this Agreement, the official closing date (“Closing”) shall be August 30th, 2019; with an effective date of September 1st, 2019 (“the Effective Date”) at which point any oil produced will belong to the Purchaser.

Additional Terms - Sellers obligations: At Closing, the Seller shall execute, acknowledge and deliver to the Purchaser:

(i)	a recordable assignment, mutually acceptable in form and substance, to the Purchaser and the Seller of the Seller’s NOACK Field Assets (the “Assignment”), and

(ii)	a Deed of Trust acceptable to the Seller to secure the Purchaser’s payment obligation of the Purchase Price.

Additional Terms - Purchaser obligations: At Closing, Purchaser will also promptly file all appropriate documents with the Railroad Commission (RRC) to take over as the official Operator (P-4). Purchaser has informed Seller that the Operator on record will be Whitehead Resources, LTD, located at 226 U.S. Hwy Business 96, Buna, TX 77612.

Ad Valorem Taxes- Ad Valorem Taxes will be prorated to Purchaser and Seller as of the Effective Date. Upon Closing, and within seven (7) days thereafter, Seller agrees to provide Purchaser with copies of Seller’s records relating to the Assets that are the subject of this Agreement, including (if applicable) information regarding all of Seller’s accounts holding funds in suspense and Seller’s division orders and all supporting documentation regarding the royalty owners and working interest owners in the leases for which Seller disburses proceeds of productions.

Allocation of Liabilities. Notwithstanding anything to the contrary elsewhere contained, following the Closing, the Purchaser shall be responsible for and shall assume only liabilities related to the NOACK Field Assets that arise solely as a result of events wholly occurring subsequent to the Effective Date. The Seller agrees to be responsible for and assume all liabilities whatsoever that pertain to the NOACK Field Assets, to the extent that they arise as a result of events occurring prior to the Effective Date.

Seller’s Covenants, Representations and Warranties. The Seller covenants, represents and warrants to Purchaser that:

a)	Disclosure. Seller has fully disclosed to the Purchaser in writing all of the Seller’s contracts, commitments and liabilities to Purchaser, whether they be direct or contingent. No hydrocarbons are subject to any sales contract, and no person or entity has any call upon, option to purchase, or similar rights with respect to the production from the wells and leases that are included in the Assets that are the subject of this Agreement. Seller has disclosed to Purchaser in writing any and all facts and circumstances of which Seller has knowledge that could reasonably be expected to materially affects any of the Assets or the development, use, operation, management, leasing, occupancy, status, condition and legal compliance of the Assets or any portion thereof.

b)	Assets. Seller is the owner of all of the NOACK Field Assets covered by this Agreement and conveys all such NOACK Field Assets to the Purchaser, free of all claims, liens, burdens, encumbrances, restrictions and other adverse interests other than those that have been expressly disclosed to the Purchaser in writing on or prior to the Effective Date.

c)	Liabilities. There are no debts or liabilities of any type whatsoever with respect to Seller (including without limitation, tax liabilities of any type) other than debts or liabilities incurred in the ordinary course of business as of this date and which have been expressly disclosed to the Purchaser in writing prior to the Effective Date.

d)	Actions/Suits. There are no suits, claims, demands, filings, causes of action, administrative proceedings, lawsuits or other litigation pending, or threatened that could now or hereafter adversely affect the ownership or operation of Seller except those (if any) that have been expressly disclosed to the Purchaser in writing prior to the Effective Date. There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Seller, threatened against Seller. All property taxes and production taxes that have become due or payable before the Closing Date have been paid, and all income taxes and obligations resulting thereto that could result in a lien or other claim against any of the Assets that are the subject of this Agreement have been paid.

e)	Compliance. The NOACK Field Assets have been operated in accordance with all applicable laws, orders, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all hydrocarbons attributable thereto. To the best of Seller’s knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the NOACK Field Assets have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations except for those (if any) which have been expressly disclosed to the Purchaser in writing prior to the Effective Date.

f)	Consents, Waivers and Preferential Rights. There are no consents or waivers of preferential purchase or other rights necessary to prevent the valid conveyance to Purchaser of the NOACK Field Assets that is contemplated by this Agreement (excluding governmental consents and approvals (if any are necessary) that are customarily obtained post-Effective Date).

g)	Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller for which Purchaser has or will have any liabilities or obligations (contingent or otherwise).

h)	Organization and Good Standing. Seller is a corporation, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate the NOACK Field Assets, to carry on its business as now conducted and to perform its obligations under this Agreement, and to perform its obligations hereunder and thereunder.

i)	Corporate Power. The Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Seller. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Purchaser’s Covenants, Representations and Warranties. The Purchaser covenants, represents and warrants to Seller that:

(a) Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser for which Seller has or will have any liabilities or obligations (contingent or otherwise).

(b) Organization and Good Standing. Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to perform its obligations under this Agreement.

(c) Corporate Power. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Seller. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the Seller) this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Further Assurances. Seller and Purchaser shall each, on a timely basis, execute, acknowledge and deliver all such further conveyances, certificates, notices, assumptions, releases and such other instruments, and shall, on a timely basis, take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the assets, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby.

Entire Agreement. This Agreement contains the entire agreement of the parties hereto. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by the parties hereto, and by reference, made a part hereof.

Assignment. This Agreement may not be transferred or assigned, in whole or in part, by either party without the prior written consent of the other party being first obtained. After Closing, Purchaser may convey or assign the Assets to a third party, subject to all of Purchaser’s obligations and Seller’s rights hereunder.

Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the permitted successors, and permitted assigns of each of the parties hereto.

Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own respective expenses, including without limitation attorney’s fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

Indemnification of Purchaser. Seller agrees to and shall indemnify Purchaser and its officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Purchaser Party as and when incurred for, all claims, costs, expenses, liabilities and/or losses of every type nature and character whatsoever pertaining to, arising out of or relating to the NOACK Field Assets and occurring (in whole or in part) prior to the Effective Date. Seller also agrees to and shall indemnify Purchaser and its officers, directors, employees, agents, representatives, successors and assigns, and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Purchaser Party, for any actual losses, costs, expenses, liabilities, damages and injury arising from, related to any breach of any covenant or warranty by Seller set forth herein.

Indemnification of Seller. Purchaser agrees to and shall indemnify Seller and its officers, directors, employees, agents, representatives, successors and assigns (each a “Seller Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Seller Party as and when incurred for, all claims, costs, expenses, liabilities and/or losses of every type nature and character whatsoever pertaining to, arising out of or relating to the NOACK Field Assets and occurring (in whole or in part) on or subsequent to the Effective Date. Purchaser also agrees to and shall indemnify Seller and its officers, directors, employees, agents, representatives, successors and assigns, and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Seller Party, for any actual losses, costs, expenses, liabilities, damages and injury arising from, related to any breach of any covenant or warranty by Purchaser set forth herein.

Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable law, provided that the party intending to make such release shall use its reasonable efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

Severability. If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

No Third-Party Beneficiary. Except as otherwise expressly set forth herein, no term or provision of this Agreement is intended to or shall be for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over and against any party to this Agreement.

Governing Law. This Agreement shall be governed by the applicable laws of the State of Texas, without regard to its choice or conflicts of law rules or principles.

Venue. The parties acknowledge their agreement and irrevocably consent to the courts situated in Milam County, Texas, as the sole and exclusive venue for litigation of any type, nature or character whatsoever between the parties pertaining in any manner whatsoever to this Agreement.

Authorization. The undersigned natural persons executing this Agreement warrant and represent that they are duly authorized to do so and to bind the entity for which they sign.

Time of the Essence. Time is of the essence in all things pertaining to the performance of this Agreement.

Currency. All dollar amounts are expressed in United States currency.

Survival of Obligations. To the extent necessary to carry out the terms and provisions hereof, the terms, conditions, obligations and rights set forth herein shall not be deemed terminated at the time of the execution and delivery of the assignment provided in Paragraph 1, above or the payment of the purchase price provided in Paragraph 2, above. Nor will they merge into the assignment provided in Paragraph 1, above.

Multiple Counterparts. For purposes of the execution of this Agreement, signature pages transmitted by facsimile or email shall be given the same weight and effect as, and treated as, original signatures which can be signed in multiple counterparts.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THIS AGREEMENT WILL AUTOMATICALLY BE DEEMED NULL AND VOID, WITHOUT FURTHER NOTICE, IF THE DEPOSIT PAYMENT IS NOT RECEIVED BY 5PM CST, AUGUST 15th, 2019.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective for all purposes as of the Effective Date.

SELLER:		PURCHASER:

Petrolia Energy Corporation		FlowTex Energy LLC.

By:	By:
Zel C. Khan, CEO & President		Beau Flowers, President

EXHIBIT A

NOACK FIELD ASSETS

1)	All leasehold working interests, in and to all the oil, gas and/or mineral leases which are now owned or may be hereafter acquired by the Seller which pertain to, cover and/or include the following lands in Milam County, Texas (collectively, the “Leases):

Oil and Gas Lease dated July 3,2013, recorded in Volume 1203, Page 189 of the Records of Milam, County, Texas, from Kingman Operating Company, Inc, as Lessor to Rockdale Resources Corporation, as Lessee on the following describe land in Milam County, to wit: Being 623.29 acres, more or less, out of the James Reese League, A-303, in Milam, County, Texas.

Well Listing:

Noack Farm A-1 Noack

Farm A-2 Noack Farm A-3

Noack Farm A-4 Noack

Farm A-7 Noack Farm A-8

Noack Farm A-9 Noack

Farm A-12 Noack Farm A-13

Noack Farm A-16 Noack

Farm A-18 Noack Farm A-19

Noack Farm A-22 Noack

Farm A-23 Noack Farm A-24

Noack Farm C-1

2)	All rights, titles, and interests of every type whatsoever in real, personal and intangible property rights which are now owned or may be hereafter acquired by the Seller which are appurtenant to the above described lands and Lease, including without limitation the following:

i As well as all rights, titles and interests in or derived from pooling or unit agreements, orders and decisions of state regulatory authorities establishing pooling rights and/or units, joint operating agreements, enhanced recover and injection agreements, gas sales contracts, farm-out agreements and farm-in agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests and subleases;

ii. All royalties, overriding royalties, production payments, rights to take royalties in kind, and/or other interests in production of oil, gas and/or other minerals pertaining to the Lease;

iii. All equipment, wells, machinery, fixtures, related inventory and other personal property located in, on, or used in connection with the Lease;

iv. All oil, condensate, natural gas liquid produced from or pertaining to the Lease after the Effective Date, and all inventory, including line fill and inventory below the pipeline connection in tanks, attributable to the Leases and/or Units;

v. All contractual rights and all contracts and agreements of every type, nature and character whatsoever pertaining to the Lease;

vi All rights-of-way, easements, servitudes and franchises acquired or used in connection with operations for the exploration and/or production of oil, gas and/or other minerals pertaining to the Lease; and

vii. All permits and licenses of any nature owned, held or operated in connection with operations for the exploration and/or production of oil, gas and/or other minerals pertaining to the Lease, to the extent such permit and licenses are transferable.

EXHIBIT A

NOACK FIELD ASSETS

3)	All leasehold working interests, in and to all the oil, gas and/or mineral leases which are now owned or may be hereafter acquired by the Seller which pertain to, cover and/or include the following lands in Milam County, Texas (collectively, the “Leases):

Oil and Gas Lease dated July 3,2013, recorded in Volume 1203, Page 189 of the Records of Milam, County, Texas, from Kingman Operating Company, Inc, as Lessor to Rockdale Resources Corporation, as Lessee on the following describe land in Milam County, to wit: Being 623.29 acres, more or less, out of the James Reese League, A-303, in Milam, County, Texas.

Well Listing:

Noack Farm A-1

Noack Farm A-2

Noack Farm A-3

Noack Farm A-4

Noack Farm A-7

Noack Farm A-8

Noack Farm A-9

Noack Farm A-12

Noack Farm A-13

Noack Farm A-16

Noack Farm A-18

Noack Farm A-19

Noack Farm A-22

Noack Farm A-23

Noack Farm A-24

Noack Farm C-1

4)	All rights, titles, and interests of every type whatsoever in real, personal and intangible property rights which are now owned or may be hereafter acquired by the Seller which are appurtenant to the above described lands and Lease, including without limitation the following:

i As well as all rights, titles and interests in or derived from pooling or unit agreements, orders and decisions of state regulatory authorities establishing pooling rights and/or units, joint operating agreements, enhanced recover and injection agreements, gas sales contracts, farm-out agreements and farm-in agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests and subleases;

ii. All royalties, overriding royalties, production payments, rights to take royalties in kind, and/or other interests in production of oil, gas and/or other minerals pertaining to the Lease;

iii. All equipment, wells, machinery, fixtures, related inventory and other personal property located in, on, or used in connection with the Lease;

iv. All oil, condensate, natural gas liquid produced from or pertaining to the Lease after the Effective Date, and all inventory, including line fill and inventory below the pipeline connection in tanks, attributable to the Leases and/or Units;

v. All contractual rights and all contracts and agreements of every type, nature and character whatsoever pertaining to the Lease;

vi All rights-of-way, easements, servitudes and franchises acquired or used in connection with operations for the exploration and/or production of oil, gas and/or other minerals pertaining to the Lease; and

vii. All permits and licenses of any nature owned, held or operated in connection with operations for the exploration and/or production of oil, gas and/or other minerals pertaining to the Lease, to the extent such permit and licenses are transferable.